Plus Therapeutics Welcomes Two New Directors -

Dr. Robert Lenk and Mr. Howard Clowes

AUSTIN, Texas, March 12, 2020 (GLOBE NEWSWIRE) -- Plus Therapeutics, Inc. (Nasdaq: PSTV) (the “Company”), today announced that Dr. Robert Lenk and Mr. Howard Clowes will join the Company’s Board of Directors to serve as independent directors, effective April 1, 2020.

Dr. Lenk has over 35 years as pharmaceutical executive with deep expertise in nanoparticle drug development and drug formulation. He is currently President of Lenk Pharmaceuticals, a pharmaceuticals development consultant to multinational corporations and startups. Previously, Dr. Lenk has been Chief Scientific Officer of MediVector, Inc., President of the NanoWorks division of Luna Innovations, Inc., President & CEO of Therapeutics 2000, Inc. and Vice President of Research & Development at Argus Pharmaceuticals. Dr. Lenk was also Cofounder of The Liposome Co. and a Staff Fellow of the National Institute of Child Health and Human Development. He has a PhD and BS from the Massachusetts Institute of Technology and resides in Danville, VA.

A retired partner after nearly four decades at DLA Piper, a leading law firm, Mr. Clowes has served in leadership positions in the firm’s Corporate and Securities Practice, advising public and private companies on securities law, financing, Mergers and Acquisition and general corporate matters. At the law firm of Gray Cary Ware & Freidenrich LLP, which was acquired by DLA Piper, he served as a partner in the Corporate Group, member of the Executive Committee and managing partner of the Transactions Group. Mr. Clowes has a J.D. from the University of California, Berkeley (where he now serves as a Lecturer), and a BA from the University of California, Santa Barbara. A resident of the Bay Area, Mr. Clowes served as President, Board Member and Chair of the Strategic Planning and Search Committee of the Law Foundation of Silicon Valley.

"We are extremely pleased that two such accomplished industry veterans have agreed to join our board of directors,” said Dr. Marc Hedrick, President and CEO of Plus Therapeutics. “Howard has been a longstanding and esteemed partner at a leading law firm, while Robert is a highly regarded C-level executive in the pharmaceutical industry. With decades of high-level experience, Howard and Robert bring a tremendous depth of knowledge and capabilities to our Board.”

About Plus Therapeutics, Inc.

Plus Therapeutics, Inc. is a clinical-stage pharmaceutical company focused on the discovery, development, and delivery of complex and innovative treatments for patients battling cancer and rare diseases.

Our proprietary nanotechnology platform is currently centered around the enhanced delivery of a variety of drugs using novel liposomal encapsulation technology. Liposomal encapsulation has been extensively explored and undergone significant technical and commercial advances since it was first developed. Our platform is designed to facilitate new delivery approaches and/or formulations of safe and effective, injectable drugs, potentially enhancing the safety, efficacy and convenience for patients and healthcare providers.

Our lead product candidate, DocePLUS, is a protein-stabilized PEGylated liposomal formulation of docetaxel, for which the process of preparation is patented. The active pharmaceutical ingredient, docetaxel, was approved by the U.S. FDA in 1999 and commonly used for treating cancers of the breast, head, neck, stomach, prostate, and lung.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain statements that may be deemed “forward-looking statements” within the meaning of U.S. securities laws. All statements, other than statements of historical fact, that address activities, events or developments that we intend, expect, project, believe or anticipate and similar expressions or future conditional verbs such as will, should, would, could or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. These statements include, without limitation, statements about: the Company’s potential to facilitate new delivery approaches and/or formulations of safe and effective, injectable drugs, potentially enhancing the safety, efficacy and convenience for patients and healthcare providers; the Company’s potential to develop a market leading position; and the potential for, and timing of, the Company’s submission of a Phase 2 clinical trial protocol in Small Cell Lung Cancer patients with platinum-sensitive disease who progressed at least 60 days after initiation of first-line chemotherapy. The forward-looking statements included in this press release are subject to a number of additional material risks and uncertainties, including but not limited to: the risk that the U.S. FDA does not accept the Company’s submission of a Phase 2 clinical trial protocol in Small Cell Lung Cancer patients with platinum-sensitive disease who progressed at least 60 days after initiation of first-line chemotherapy; the risk that the Company is not able to successfully develop product candidates that can leverage the U.S. FDA’s accelerated regulatory pathways; and the risks described under the heading “Risk Factors” in the Company’s Securities and Exchange Commission filings, including in the Company’s annual and quarterly reports. There may be events in the future that the Company is unable to predict, or over which it has no control, and its business, financial condition, results of operations and prospects may change in the future. The Company assumes no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made unless the Company has an obligation under U.S. federal securities laws to do so.

Plus Therapeutics, Inc.
Russ Havranek
VP – Marketing, Portfolio Management, Investor Relations
Phone: +1.619.333.4150
Email: ir@plustherapeutics.com
Website: plustherapeutics.com